Exhibit 99.1
ION Geophysical Announces Planned Executive Leadership Transition
Board of Directors Appoints R. Brian Hanson as President and Chief Executive Officer
and Robert P. Peebler as Executive Chairman Effective January 1, 2012
HOUSTON, TX — August 3, 2011 — ION Geophysical Corporation (NYSE: IO) today announced that during its regularly scheduled board meeting held August 2, 2011, its Board of Directors approved the transition of R. Brian Hanson to President and Chief Executive Officer and Robert P. Peebler to Executive Chairman effective January 1, 2012. The transition of roles and responsibilities will begin immediately with Mr. Hanson assuming the position of President and Chief Operating Officer and will conclude January 1, 2012 with Mr. Hanson assuming the additional role of Chief Executive Officer and Mr. Peebler assuming the position of Executive Chairman. Mr. Hanson will continue to serve as Chief Financial Officer until a suitable replacement is hired.
ION’s current Chairman of the Board, James M. Lapeyre, Jr., who will continue in the role of Lead Independent Director, commented, “Since Bob assumed the position of CEO of ION in 2003, he has led the transformation of the company from a provider of seismic equipment to seismic contractors to a provider of integrated geophysical solutions to the oil & gas industry. Since Brian joined ION as CFO in 2006, the scope of his responsibilities has continuously expanded, and he has been instrumental in the company’s transformation. Brian’s promotion to President and CEO is a natural evolution for the company, ensuring ION can continue, seamlessly, on its growth path. The Board looks forward to working with both Brian and Bob in their new capacities.”
Mr. Hanson joined ION in 2006 as Executive Vice President and Chief Financial Officer. Prior to joining ION, Mr. Hanson served as the Executive Vice President and Chief Financial Officer of Alliance Imaging, Inc., a NYSE-listed provider of diagnostic imaging services to hospitals and other healthcare providers. From 1998 to 2003, Mr. Hanson held a variety of positions at Fisher Scientific International Inc., a NYSE-listed manufacturer and supplier of scientific and healthcare products and services, including Vice President Finance of the Healthcare group and Chief Operating Officer. From 1986 to 1998, Mr. Hanson served in various operating and financial roles with Culligan Water Conditioning, an international manufacturer of water treatment products and producer and retailer of bottled water products.

Mr. Hanson received a bachelor’s degree in engineering from the University of New Brunswick and an MBA degree from Concordia University in Montreal.
Mr. Peebler remarked, “We brought Brian on board in 2006 not only for his acute financial skills, but also for his technical background, which includes an engineering degree, and for his operational, managerial, and leadership experience. Since then, Brian and I have worked closely together to continue to evolve our strategy, build a solid management team, and most recently, successfully navigate through the financial crisis. I am proud of what we have accomplished together, and I am confident Brian, with the full support of the ION organization, will continue to seamlessly and effectively carry the torch of our high value strategy into the next decade.”
Mr. Hanson concluded, “I am honored and excited to be selected by the Board to lead the next chapter in ION’s evolution. I thank Bob and the Board for their continued support and look forward to working closely with the management team to build value for our contractor and oil company clients and for our shareholders.”
About ION
ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
Contacts
Jack Lascar
DRG&L +713. 529.6600
ION (Media relations)
Director — Corporate Marketing
Karen Abercrombie, +1 713.366.7281
karen.abercrombie@iongeo.com